Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact Imagenetix Investor Relations (858)385-2797	William P. Spencer Chief Executive Officer Imagenetix, Inc. (858) 674-8455

IMAGENETIX, INC. REPORTS YEAR END RESULTS

•     Revenue Increases by 34% from Prior Year
•     Revenue Increases to $7,461,000 from $5,570,000
•     Earnings Per Share Equals $0.04 vs. $0.16 Loss for Prior Year

San Diego, CA***June 17, 2009***Imagenetix, Inc. (OTCBB:IAGX) announced today results for its fiscal year ended March 31, 2009. Net sales increased 34% for the year to $7,461,000 from the $5,570,000 reported for the same period last year.

Gross profit as a percentage of sales increased to 46% from 40% percent for the prior fiscal year.  This increase was primarily due to sales mix, which included increased sales in the Company’s mass market segment under its branded product - Inflame Away Celadrin.

Net profit for the year was $464,270 or $.04 per share compared to ($1,776,642) or ($0.16) per share in the prior fiscal year.

Commenting on the results of the year, Mr. William Spencer, Imagenetix Chief Executive Officer said, “We are anticipating solid growth for fiscal 2010 which should generate significant profits for the Company. Sales and profit growth are expected to primarily stem from our mass market related sales.”

Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis.  Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution.  In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.  Imagenetix is the creator of Inflame Away®-Celadrin®.  Please visit, www.celadrin.com or www.imagenetix.net.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected.  Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company’s SEC filings, including its Form 10-K for the year ended March 31, 2009.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended
	March 31,
	2009	2008

Net sales	$7,461	$5,570
Cost of sales	4,003	3,344
Gross profit	3,458	2,226
Gross profit percent	46.3%	40.0%

Operating expenses:
General and administrative	2,241	2,456
Payroll expense	1,077	1,038
Consulting expense	1,059	962
Operating expenses	4,377	4,456

Operating income (loss)	(919)	(2,230)
Other income	25	32
Settlement income	1,785	-
Interest expense	(2)	(4)
Income (loss) before income taxes	889	(2,202)
Income tax expense (benefit)	459	(425)

Net income (loss)	$430	$(1,777)

Income (loss) per share:
Basic	$0.04	$(0.16)
Diluted	$0.04	$(0.16)

Weighted average common shares outstanding:
Basic	10,991	10,937
Diluted	11,010	10,937

Imagenetix, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	March 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$1,226	$1,023
Accounts receivable, net	1,096	766
Inventories, net	1,337	1,110
Prepaid expenses and other current assets	109	252
Deferred tax asset	535	862
Total current assets	4,303	4,013

Property and equipment, net	116	112
Long-term prepaid expenses	30	42
Other assets	134	218

Total assets	$4,583	$4,385

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$274	$714
Accrued liabilities	81	72
Income tax payable	70	-
Customer deposits	59	63
Contract payable	43	46
Short term license payable	3	34
Total current liabilities	530	929

Long term license payable	-	3

Stockholders' equity	4,053	3,453

Total liabilities and stockholders' equity	$4,583	$4,385